Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 Amendment No. 2 of Itron, Inc. of our report dated February 27, 2004 relating to the combined financial statements of the Electricity Products Business of Schlumberger Limited, which contains an explanatory paragraph relating to certain assumptions and allocations to form the basis of presentation of the combined financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading of “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

February 4, 2005